Boston Therapeutics Reports Topline U.S.-Based Phase IIb Study Results of BTI-320 in Patients with Type 2 Diabetes

Results from Four Trials to Support Tests Methods and Dose Configuration
for the Phase III Study Slated for 2015

MANCHESTER, NH – October 9, 2014 -Boston Therapeutics, Inc. (OTCQB: BTHE) ("Boston Therapeutics" or "the Company"), a developer of complex carbohydrate therapeutics to manage post meal blood glucose levels and inflammatory diseases, reports results from its Phase IIb clinical study of BTI-320 in patients with type 2 diabetes (SD-002) conducted in the U.S. by Accumed Research Associates in Garden City, NY.

SD-002 is one of three completed studies evaluating one group of overweight healthy subjects and two groups of type 2 diabetes patients’ glycemic response to different doses of our drug BTI-320.  The SD-002 trial enrolled patients with type 2 diabetes diagnosed for at least one year and are on stable doses of daily metformin for at least three months.  The SD-002 patients were administered BTI-320 and metformin using a randomized, double-blind, placebo-controlled, dose-ranging, three-way cross-over study design.

Patients' blood glucose was monitored using samples from their veins and their after-meal blood glucose levels were measured following a test meal. The data show BTI-320 was safe and well tolerated, with no adverse events reported.  Of the 23 patients who completed the trial, 15 patients did not respond to the rice test meal for an unexplained reasons.  The remaining eight patients responded to BTI-320 with up to a 34% reduction in post meal blood glucose levels from baseline. Patients were given one to two BTI-320 tablets, one-third of the dose of the University of Sydney trial and half of the dose of the Dartmouth Medical Center trial. The Company has an ongoing Phase IIb trial in France where dose are two to four tablets.

David Platt, Ph.D., Chief Executive Officer of Boston Therapeutics, said, “The goal of our Phase I and II clinical trials is to test for safety, efficacy and to design the proper protocol for our Phase III trial, which is scheduled for 2015.  On that note, we were successful.  Our three completed clinical studies gave us information on different patient populations and doses that we can use to design a Phase III trial.”

The BTI-320 Phase IIa trial at Dartmouth Medical Center showed that 45% of the type 2 diabetes patients studied exhibited a 40% reduction in post meal glucose levels from baseline.  Most of these patients received multiple anti-diabetes drugs and were given two to four BTI-320 tablets. The results from our clinical study in healthy, but overweight, people at the University of Sydney in Australia showed that 100% of the people responded with the post-meal blood sugar levels for glucose and insulin, on average, were respectively 32% and 24% lower. They were given three to six BTI-320 tablets.”

About BTI-320

BTI-320, a new class of alpha glucosidase inhibitors, reduces the amount of glucose available in the intestine for absorption into the bloodstream.  Most anti-diabetes drugs, also called hypoglycemic drugs, lower blood glucose by targeting organs such as the pancreas and other body organs, with risk of side effects.  In contrast, BTI-320 targets enzymes in the small intestine during the slower digestion of complex carbohydrate foods.  We believe this preemptive, non-systemic approach to blood sugar management provides for a stronger safety profile.  The BTI-320 profile is enhanced due to its GRAS (Generally Regarded as Safe) classification.

“I would also like to add that we were saddened by the sudden death of our medical director Dr. Peter Sheehan who passed away last June.  Dr. Sheehan made valuable contributions to the Company and we will miss him, on a personal and professional level. We recently announced Dr. Meng Tan, a noted endocrinologist, as our new medical director and formed a Medical Advisory Board comprised of eight prestigious key opinion leaders in diabetes and carbohydrate drug design to help design and guide our clinical and scientific developments,” Platt stated.

About Boston Therapeutics, Inc.

Boston Therapeutics, headquartered in Manchester, NH, (OTCQB: BTHE) is an innovator in designing compounds using complex carbohydrate chemistry. The company's product pipeline is focused on developing and commercializing therapeutic molecules that address diabetes and inflammatory diseases, including: BTI-320, a non-systemic chewable therapeutic compound designed to reduce post meal glucose elevation, and IPOXYN, an injectable anti-necrosis drug designed initially to treat lower limb ischemia associated with diabetes. The company also developed and markets SUGARDOWN®, a non-systemic complex carbohydrate-based dietary food supplement designed to support healthy blood glucose. More information is available at www.bostonti.com.

Cautionary Note Regarding Forward Looking Statements

This press release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as "may," "estimate," "could," "expect" and others. They are based on our current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in the statements. Factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements include, among others, that our plans, expectations and goals regarding the clinical trials are subject to factors beyond our control and provide no assurance of FDA approval of any of our future drug development plans. Our clinical trials may not produce positive results in a timely fashion, if at all, and any necessary changes during the course of the trial could prove time consuming and costly. We may have difficulty in enrolling candidates for testing, which would affect our estimates regarding timing, and we may not be able to achieve the desired results. Any significant delays or unanticipated costs in any subsequent drug trial could delay obtaining meaningful results from Phase II studies and/or preparing for Phase III studies with the current cash on hand.

Upon receipt of FDA approval, we may face competition with other drugs and treatments that are currently approved or those that are currently in development, which could have an adverse effect on our ability to achieve revenues from our approved products. Plans regarding development, approval and marketing of any of our compounds, including BTI-320, are subject to change at any time based on the changing needs of our company as determined by management and regulatory agencies. We have incurred operating losses since our inception, and our ability to successfully develop and market drugs may be affected by our ability to manage costs and finance our continuing operations. For a discussion of additional risk and other factors affecting our business, see our Annual Report on Form 10-K for the year ended December 31, 2013, and our subsequent filings with the SEC. You should not place undue reliance on forward-looking statements, and actual results may differ materially from the results anticipated in our forward-looking statements. Although subsequent events may cause our views to change, we disclaim any obligation to update forward-looking statements.

© Boston Therapeutics, Inc. All rights reserved.

Contact:

Boston Therapeutics, Inc.
Anthony Squeglia
Chief Financial Officer
Phone: 603-935-9799
Email: anthony.squeglia@bostonti.com
www.bostonti.com